51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com 30 January 2026 Michael A. Rengel Dear Michael: I am very pleased to make you this offer to work for Arhaus. We believe that you will make an immediate contribution to the Executive Leadership Team. The details of the offer are outlined below. Position Chief Merchandising Officer Direct Manager John P. Reed, CEO Tentative Start Date/ Orientation Date February 16, 2026 Please arrive at 51 East Hines Hill Road, Boston Heights, Ohio at 8:30 AM to begin orientation at 9:00 AM. Please bring acceptable documents to prove your eligibility to work in the United States (for a list of documents review Form I-9). You will be expected to work at the Boston Heights, Ohio office five days per week (Monday through Friday). Compensation Base salary of $525,000.00 per year, paid bi-weekly. This position is exempt, and you will not be eligible for overtime. Bonus Based on your hire date, you will be eligible for the 2026 Annual Corporate Salaried Bonus Plan. Your Target Bonus is 60% of your annual base salary. If achieved, the bonus will be paid in the 1st Quarter of 2027. You must be an active- status employee on the date that the bonus is paid and in good standing to qualify for payment. Equity Awards Based on your hire date, you will participate in the Company’s 2026 Equity Award Program. Your award will be in the form of (i) 150,000 restricted stock units (RSUs), which vest pro rata over a three year period, and (ii) 150,000 performance share units (PSUs), assuming target achievement of applicable performance goals over the specified performance period.

51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com Each equity award represents an unfunded, unsecured promise of the Company to deliver to you one share of Class A common stock, subject to the vesting and other restrictions, terms, and conditions set forth in the Arhaus, Inc. 2021 Equity Incentive Plan and an award agreement related to the grant, including with respect to your continuous service to the Company. You will participate in the Company’s 2027 Equity Award Program at the discretion of the Company’s Compensation Committee. Signing Bonus Commuting You will receive a $250,000 lump sum bonus (the “Sign-On Bonus”), less standard taxes and withholdings, in the first regularly scheduled paycheck following your start date. In the event your employment with the Company terminates for any reason within 12 months of your start date, you must repay the Company the entire Sign-On Bonus within 30 days from your last day of employment. By your signature below, you authorize the Company to withhold this payment from your final paycheck(s). An additional $100,000 lump sum bonus (The “First Anniversary Bonus”), less standard taxes and withholdings, in the first regularly scheduled paycheck following your one-year anniversary of employment. Assuming your continued employment with the Company, you will be eligible for reimbursement of up to $3,000 monthly commuting & housing expenses through May 2026. Benefits You and your eligible dependents will be offered the opportunity to participate in the Company’s benefit programs. To view specific plan information, please visit: https://arhausbenefits.com/. Benefits are effective the first of the month after 30 days of employment. Detailed instructions for enrollment in our programs will be provided via email.

51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com COBRA If you elect COBRA continuation coverage with your current health insurance plan, Arhaus will reimburse you for the full monthly cost until you are eligible for coverage under our Anthem health care plan, not to exceed $2,000.00. You will be responsible for remitting payment(s) to your insurance provider and submitting a copy of your paid invoice to both Arhaus' Benefits and Payroll Specialists for reimbursement. Paid Time Off Executive Severance You will be eligible for days of paid time off and Company holidays to the extent and under the terms of the Company’s policies. Prorated for 2026: after 30 days in role, you will be eligible for 20 days paid time off, in accordance with the paid time off policy. In 2027, you will be eligible for 25 days of paid time off. Should Arhaus choose to terminate your employment with the Company for any reason other than Cause (as defined below), or should you voluntarily resign from your employment with the Company for Good Reason (as defined below) you will be entitled, at the time of such termination or resignation, to the payment of a lump sum equal to the sum of: (a) 50% of the greater of (X) $525,000 or (Y) your highest base salary rate prior to such termination or resignation; plus (b) a COBRA stipend covering the six-month period immediately following such termination or resignation. Your lump sum payment will be subject to you signing a standard Arhaus employee severance agreement. Notwithstanding the provisions of the foregoing paragraph, if you voluntarily resign from your employment with the Company for any reason other than Good Reason, you will not receive the lump sum payment or stipend set forth in the paragraph above. For purposes of this letter and the severance entitlement set forth above, "Cause" means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or (iii) the willful and continued failure to

51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness). For purposes of this paragraph, an act, or failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute "Cause". For purposes of this letter and the severance entitlement set forth above, "Good Reason" means the occurrence of one or more of the following events arising without your express written consent, but only if you notify the Company in writing within thirty (30) days following our awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in your base salary and/or Target Bonus potential; (ii) a diminution in your employee benefits from those provided to other executives at a similar level, as such benefits may be modified from time to time; (iii) a material diminution in your authority, duties or responsibilities; or (iv) the Company requires you to be based anywhere other than within fifty (SO) miles of Boston Heights, Ohio. Arhaus is an at-will employer which means that either you or the Company can terminate your employment at any time for any reason. As such, this offer does not constitute an employment contract for specific terms or for a specified duration. The descriptions of the benefits and bonus programs (if applicable) contained in this letter are informational summaries. The Company reserves the right to change benefit programs at any time and all bonuses are discretionary. Finally, this offer is contingent upon both a successful background verification and your authorization to work in the United States. Several forms will need to be completed by you prior to, or on the day you begin employment with us. You will be contacted on how to access our Associate on-boarding system. The team and I look forward to working with you at Arhaus and expect that you will be a valuable asset to the company. Sincerely,